Exhibit 10.31
                                AGREEMENT OF SALE


	THIS AGREEMENT OF SALE (this "Agreement"), is effective as of the 23rd day of June, 1999, by and between MECHANICAL TECHNOLOGY INCORPORATED ("MTI") a New York Corporation ("Seller"), and PLUG POWER, LLC, a Delaware Limited Liability Company ("Purchaser").

                                W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Nine Million Seven Hundred Thousand and No/100 Dollars ($9,700,000.00) (the "Purchase "Price"), that certain property commonly known as 968 Albany-Shaker Road and 950 Albany-Shaker Road in the Town of Colonie, Latham, New York and more particularly described as follows, subject only to the "Permitted Exceptions" (hereinafter defined);

1.1. that certain tract of real estate consisting of approximately 35.6 acres, on which is situated two (2) office/manufacturing buildings, which real estate is legally described in the attached Exhibit A, together with any and all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments, rights of way, licenses, interests and appurtenances of any kind thereunto now or hereafter owned by Seller and belonging or appertaining thereto including, but not limited to, all right, title and interest of Seller in and to any adjacent vaults, alleys, strips or gores of land, and any air, zoning or development rights appurtenant thereunto and all right, title and interest of Seller in and to any land lying in the bed of any street, highway, alley, road access way, easement of avenue (whether open, closed or proposed) within, in front of, behind, aside or otherwise adjoining the real estate legally described in Exhibit A, and all right, title and interest of Seller in and to any award made of to be made as a result or in lieu of condemnation (subject to the provisions of Paragraph 6 hereof) (collectively the "968 Land"); and

1.1.2 that certain tract of real estate consisting of approximately .37 acres, on which is situated one (1) house, which real estate is legally described in the attached Exhibit B, together with any and all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments, rights of way, licenses, interests and appurtenances of any kind thereunto now or hereafter owned by Seller and belonging or appertaining thereto including, but not limited to, all right, title and interest of Seller in and to any adjacent vaults, alleys, strips or gores of land, and any air, zoning or development rights appurtenant thereunto and all right, title and interest of Seller in and to any land lying in the bed of any street, highway, alley, road access way, easement of avenue (whether open, closed or proposed) within, in front of, behind, aside or otherwise adjoining the real estate legally described in Exhibit B, and all right, title and interest of Seller in and to any award made of to be made as a result or in lieu of condemnation (subject to the provisions of Paragraph 6 hereof) (collectively the "950 Land"), (the "968 Land" and the "950 Land" collectively the "Land");

1.2. all right, title and interest of Seller in and to all of the buildings, structures and other improvements now or hereafter in, on, over or under the Land, and to any award for damage to such buildings and improvements or any part thereof by reason of casualty, exclusive of any furniture, furnishings, fixtures, equipment, machinery or other personal property (subject to the provisions of Paragraph 6 hereof) (collectively, the "Improvements"; the Land and Improvements being collectively referred to as the "Premises"); and
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1.3 all right, title and interest of Seller in and to all existing contracts, permits, guarantees, bonds, certificates of occupancy, warranties, surveys, blue prints, drawings, plans and specifications, to the extent available and in Seller's possession or control (excluding computer software) related to the Premises (the "Contracts").

2.	PURCHASE PRICE. The Purchase Price shall be paid by Purchaser as follows:

2.1.	On the "Closing Date" (as hereinafter defined), the Purchase Price, adjusted in accordance with the prorations, shall be paid as follows: a) Purchaser shall transfer shares of Purchaser's class A membership interest units (the "Class A Shares") in an amount equal to $4,697,782 based upon a par unit valuation of $6.67 per unit;

b) 	Purchaser shall assume all obligations of Seller under that certain installment sale agreement by and between Seller and the Town of Colonie Industrial Development Agency (the "IDA"), dated December 1, 1998, (the "Installment Sale Agreement") and all other obligations of Seller in connection with the Land, Premises and Contracts; and

c)	Seller shall transfer all remaining research credits as is defined in
Purchaser's Limited Liability Company Agreement, dated June 27, 1997, as amended.

3.        TITLE COMMITMENT, SURVEY AND APPRAISAL

3.1. Attached hereto Exhibit E is a copy of a title commitment for an owners' standard title insurance policy issued by D'Agostino, Hoblock, Greisler & Siegel, P.C. as agent for the Chicago Title Insurance Company (such company is hereinafter referred to as "Initial Title Insurer") dated June 10, 1999 for the Premises (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) those matters listed on Exhibit F attached hereto;
(b) general real estate taxes, assessments, special assessments, special district taxes and related charges not yet due and payable; and (c) matters caused by the actions of Purchaser. On the Closing Date, as a condition to Purchaser's obligations hereunder, Seller shall deliver to Purchaser a 1992 ATLA title policy in conformance with the previously delivered "Title Commitment", subject to Permitted Exceptions (the "Title Policy"). Purchaser shall pay for the premiums for the Title Policy and Purchaser shall pay for the premiums for any endorsements to, or extended coverage on the Title Policy.

3.2 	Purchaser has received a survey of the Premises prepared by C.T. Male &
Associates, dated November 30, 1998.

3.3. 	The obligation of Purchaser to pay various costs set forth in Paragraphs
3.1 and 3.2 shall survive the consummation of the within transaction (the "Closing") and termination of this Agreement unless this Agreement is terminated by reason of Seller's default.

3.4. Purchaser has received an appraisal of the Premises prepared for Key Bank dated, October 31, 1998 (the "Appraisal").

4.      PAYMENT OF CLOSING COSTS.

4.1 Purchaser shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in
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connection with the sale of the Premises to Purchaser.

5.	CONDITION OF TITLE.

5.1 Seller agrees to convey fee simple title to the Premises to Purchaser by a warranty deed (the "Deed") in recordable form.

6.         CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY

6.1 Except as provided in the indemnity provisions contained in Paragraph 7 of this Agreement, Seller shall bear all risk of loss with respect to the Premises up to the time title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Premises by fire or other casualty that is neither the direct nor indirect fault of Purchaser, prior to the Closing Date, repair of which would cost less than or equal to $500,000 (as reasonably determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Premises (in which case the Closing shall be adjourned by up to 90 days until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and allow as a credit against the Purchase Price an amount equal to the applicable insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Premises by fire or other casualty not caused either directly or indirectly by Purchaser, prior to the Closing Date, repair of which would cost in excess of $500,000 (as reasonably determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within fifteen (15) business days after Purchaser receives written notice of such fire or other casualty, and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, and neither party shall have any further liability or obligations hereunder except for those obligations expressly stated to survive termination. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the scheduled Closing Date and Seller shall deliver, assign and transfer to Purchaser on the Closing Date all insurance proceeds theretofore received by Seller and all of Seller's right, title and interest in and to all insurance proceeds payable to Seller on account of the fire or casualty and allow as a credit against the Purchase Price an amount equal to the applicable insurance deductible. In the event of damage to the Premises by fire or other casualty that is caused either directly or indirectly by Purchaser, Purchaser shall proceed to closing on the Closing Date set forth herein. Any insurance proceeds due to Seller in connection with the Premises shall be paid in the following priority: (1) to compensate Seller for its loss; (2) the remainder, if any, to Purchaser.

6.2 If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Premises or the taking or closing of any right of access to the Premises, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Premises shall: (i) adversely and materially impair access to the Premises; (ii) adversely and materially impair the use of the Premises; or (iii) affect the value of the Premises in an amount greater than $100,000 (hereinafter collectively referred to as a "Material Event"), Purchaser may:

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6.2.l   terminate this Agreement by written notice to Seller, in which event all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

6.2.2	proceed with the Closing, in which event Seller shall deliver, transfer and assign to Purchaser all amounts previously paid to Seller on account thereof and all of Seller's right, title and interest in and to any award payable in connection with such condemnation or eminent domain proceedings.

6.3 Purchaser shall then notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.1. Except as otherwise provided in this Agreement, if between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall deliver, transfer and assign to Purchaser all of Seller's right, title and interest in and to any award payable in connection with such condemnation or eminent domain proceedings.

7 INSPECTION, ENVIRONMENTAL WARRANITES AND CONDITIONS
PRECEDENT TO CLOSING

7.1 In connection with Purchaser's review of the Premises, Seller agrees to deliver to Purchaser copies of the most recent tax and insurance bills, utility account numbers, and service contracts.

7.2 Seller makes no representations or warranties concerning Purchaser's use, storage, disposal, treatment or handling of hazardous or toxic wastes (the "Purchaser's Use"). The Seller hereby makes the following representations, warranties; and covenants concerning Hazardous Substances: (i)(A) Except for Purchaser's Use, no portion of the Premises or any property owned by the Seller which is adjacent to the Premises is being used, or has ever been used at any previous time to generate, treat, store, handle or dispose of hazardous or toxic substances, as such term is defined by applicable federal, state or local laws and regulations relating to hazardous waste, except in compliance with Environmental Laws (hereinafter defined); (B) To the best of Seller's knowledge, the soil and surface water and ground water which are a part of the Premises are free from any solid wastes, hazardous or toxic substances or contaminant and any discharge of sewage or effluent; and (C) To the best of Seller's knowledge, no lien has been attached to the Premises, or any revenues therefrom as a result of a violation of any federal, state or local laws and regulations governing hazardous waste removal and clean-up, nor are there any governmental, judicial or administrative actions with respect to environmental matters pending, or the best of the Seller's knowledge threatened, which involve the Premises; (ii) Except for Purchaser's Use, there have been no summons, citations, directives, letters or other written communication received from any federal, state or local agency charged with the enforcement of any environmental protection laws or regulations which has resulted from the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of hazardous substances, as such term is currently defined by applicable federal, state and local laws or regulations relating to hazardous waste at the Premises; (iii) Except for Purchaser's Use, the Premises are in compliance in all material respects with all applicable federal, state, or local laws and regulations, including, without limitation, those relating to hazardous and toxic substances and other environmental laws.
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7.2.1   Except for Purchaser's Use, the Seller agrees to comply in all material respects with all applicable laws, rules, regulations, and orders, relating to hazardous waste applicable to the Premises.

7.2.2	At no expense to the Purchaser, the Seller shall promptly supply the
Purchaser with any written notices, correspondence and submissions made by the Seller to the New York State Department of Environmental Conservation, the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration, or any other local, state or federal authority that regulates wastes. This shall not include routine correspondence or submissions to any agency or authority.

7.2.3 Except for any claims, actions, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigations or laboratory fees, court costs and litigation expenses of whatever kind or nature known or unknown, contingent or otherwise) arising out of or in any way related to Purchaser's use of the Premises, the Seller agrees to defend, indemnify and hold harmless Purchaser, its employees, agents, officers and directors from and against any claims, actions, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigations or laboratory fees, court costs and litigation expenses of whatever kind or nature known or unknown, contingent or otherwise) arising out of or in any way related to: (i) the past or present disposal, release or threatened release of any hazardous or toxic substances on the Premises; (ii) any personal injury (including wrongful death or property damage, real or personal) arising out of or related to such hazardous or toxic substances;
(iii) any lawsuit brought or threatened, settlement reached or government order given relating to such hazardous or toxic substances; and/or (iv) any violation of law, order, regulation, requirement, or demand of any government authority, which are based upon or in any way related to such hazardous or toxic substances.

7.2.4.	The Seller knows of no on-site or off-site locations where hazardous or toxic substances from the operation of any improvement or otherwise have been stored, treated, recycled or disposed of.

7.2.5 The provisions of this Section shall be in addition to any other obligations and liabilities the Seller may have to the Purchaser or Purchaser may have to Seller at common law, and shall survive the transactions contemplated herein;

7.2.6. Purchaser shall indemnify and hold harmless Seller for any claims, actions, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigations or laboratory fees, court costs and litigation expenses of whatever kind or nature known or unknown, contingent or otherwise) arising out of or in any way related to Purchaser's Use of the Premises.

7.2.7. The term "Environmental Laws" shall include all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C.
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11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C.  7401 et seq., the Federal
Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. 1251 et seq. the Toxic Substances Control Act ("TSCA"), 15 U.S.C. 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. 1802 et seq.

7.2.8.	The term "hazardous substance" shall include, without limit, any substance or material defined in 42 U.S.C. Section 9601 (as the same may be amended from time to time), the Hazardous Materials Transportation Act (as amended from time to time), and the New York Environmental Conservation Law or the Resource Conservation and Recovery Act (as each may be amended from time to time) and in any regulations adopted or publications promulgated pursuant to any of the foregoing.

7.3 Seller has provided to Purchaser the following existing report: Phase I Environmental Site Assessment, prepared for Seller and Key Bank by Rust Environment & Infrastructure, dated July, 1998 (the "Existing Report"). Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Premises with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

7.4 If Purchaser's consultants reasonably determine that, based upon their examination of the Existing Report, a Phase II examination is necessary with respect to all or part of the Premises, Purchaser may elect to perform a Phase II examination, at Purchaser's sole expense. Purchaser may also elect to examine the structural, mechanical, electrical, HVAC, plumbing and other physical characteristics and condition of the new building constructed in 1998, commonly known as Building One ("Building One"); and the compliance of Building One with all housing, zoning, land-use, subdivision, life safety, and fire codes, and codes with respect to access for persons with disabilities, including, without limitation, the Americans with Disabilities Act, together with building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Premises. Such examinations will be completed not later than June 18, 1999, and if not completed will be deemed waived. The successful assignment to, and assumption by the Purchaser of Seller's obligations under the Installment Sale Agreement including, but not limited to Seller's debt of approximately Six Million Dollars ($6,000,000) of IDA Taxable Industrial Development Revenue Bonds (the "IDA Loan"), is a condition precedent to Closing ("Condition Precedent"). Purchaser has a commitment to provide a back-up letter of credit from Key Bank N.A. (the "Key Term Sheet") to secure the IDA Loan. Purchaser agrees to complete the assignment and assumption of the IDA Loan on terms not less favorable than those set forth on the Key Term Sheet.

8. CLOSING.

8.1	The Closing shall take place when the foregoing Conditions Precedent have occurred, and the following conditions have been met, but not later than July 6, 1999 (the "Closing Date"), at which time Seller shall deliver possession of the Premises to Purchaser. Notwithstanding anything contained herein to the contrary, Purchaser shall have the right to extend the Closing Date for a period not to exceed two (2) weeks. In the event that the Conditions Precedent do not occur, or the following conditions are not met due to Seller's
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Default, the provisions set forth in Section 11 of this Agreement shall take effect. Prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked-up commitment dated the date of the Closing Date.

8.2.	On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

8.3.	On the Closing Date, Seller shall execute and acknowledge (if appropriate) and deliver to Purchaser the following:

8.3.1.	A Warranty Deed (in the form of Exhibit G attached hereto), subject only to the Permitted Exceptions expressly consented to by the Purchaser;

8.3.2.	An assignment of the Contracts and the intangible property, if any;

8.3.3.	All documents necessary or convenient to effectuate the assumption by
Purchaser of Seller's obligations under the Installment Sale Agreement and the Bank Documents as that term is defined in the Installment Sale Agreement;

8.3.4.	All documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

8.3.5.	Possession of the Premises to Purchaser;

8.3.6.	Evidence of the termination of any and all management and leasing agreements affecting the Premises, other than Permitted Exceptions;

8.3.7.	Plans and specifications of the Improvements within the possession or control of Seller prepared in connection with the construction, maintenance, repair, management or operation of the Premises;

8.3.8.	All lease files and expense records maintained at the Premises by or on behalf of Seller in connection with the Premises;

8.3.9. The keys in Seller's possession to all entrance doors, tenant spaces, offices and store rooms;

8.3.10. An opinion of counsel as to the following: (i) Seller's due incorporation; (ii) Seller's power, authority, and due authorization to enter into this Agreement and to consummate the transactions contemplated herein; and
(iii) no action, suit, proceeding, inquiry or investigation before any court, public board or body is pending or, to Seller's knowledge, threatened, wherein an unfavorable decision, ruling or finding would materially and adversely affect the validity or enforceability of this Agreement.

8.4.	On the Closing Date Purchaser shall deliver: (i) $4,697,782 worth of
Purchaser's Class A Shares at $6.67 per share; (ii) the assignment documents related to the IDA Loan; (iii) the lease for Building One, top floor, the term of which shall run to December 31, 1999 and the lease for Building One, bottom floor, the term of which shall run to December 31, 2000, in the form attached hereto as Exhibit C; and (iv) an opinion of counsel as to the authority of Purchaser to enter into the transactions contemplated by this Agreement and to issue the Class A Shares and assume the IDA Loan contemplated hereby.

9. [RESERVED]

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10.     PURCHASER'S DEFAULT.
IF THIS SALE IS NOT COMPLETED BECAUSE OF PURCHASER'S DEFAULT,
PURCHASER SHALL (i) COMPLETE CONSTRUCTION OF THE PREMISES AND
SELLER SHALL CREDIT THE PURCHASER AS PRE-PAID LEASE PAYMENTS
ALL EXPENDITURES ASSOCIATED WITH THE CONSTRUCTION; (ii) ENTER
INTO A LONG-TERM LEASE WITH SELLER FOR THE PREMISES (OTHER THAN
BUILDING ONE); AND (iii) ISSUE $4,697,782 WORTH OF PURCHASER'S CLASS A SHARES AT $6.67 PER SHARE IN EXCHANGE FOR CASH.

11.     SELLER'S DEFAULT.
IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, AND PURCHASER HAS COMMENCED CONSTRUCTION ON THE PREMISES: (i) THE PURCHASER SHALL COMPLETE CONSTRUCTION OF THE PREMISES AND THE SELLER SHALL CREDIT THE PURCHASER AS PRE-PAID LEASE PAYMENTS ALL EXPENDITURES ASSOCIATED WITH THE CONSTRUCTION; (ii) SELLER WILL EXECUTE A LEASE IN THE FORM ATTACHED HERETO AS EXHIBIT D; AND (iii) SELLER SHALL PURCHASE IN CASH $4,697,782 WORTH OF PURCHASER'S CLASS A SHARES AT $6.67 PER SHARE.

12.     PRORATIONS.

12.1.	The items described in this Paragraph shall be prorated between the parties on a per diem basis (on the basis of actual calendar days in the relevant calendar year) so that credits and charges preceding, or on 11:59 pm on the day preceding the Closing Date, shall be allocated to Seller and credits and charges for the period after 11:59 pm on the day preceding the Closing Date and all days thereafter shall be allocated to Purchaser.

12.1.1	Real Estate and Personal Property Taxes and Special Assessments.
General real estate and personal property taxes payable for all calendar years prior to the year in which Closing occurs shall be paid by Seller. General real estate and personal property taxes payable for the calendar year in which Closing occurs shall be prorated between Seller and Purchaser on the Closing Date, with taxes attributable to the day of Closing to be paid by Purchaser. If the Closing shall occur before the tax rate and assessment is fixed, the apportionment of such general real estate personal property taxes at the Closing shall be upon the basis of the latest tax rate applied to the most recently assessed value of the Premises. Purchaser shall receive a credit against the Purchase Price equal to Seller's prorated portion of such estimated general real estate and personal property taxes payable for the calendar year in which the Closing occurs. Seller shall pay on or before Closing the full amount of any bonds or assessments against the Premises including interest payable therewith, including any bonds or assessments that may be payable after the Closing Date as a result of or in relation to the construction or operation of any improvements or any public improvements that took place, or for which any assessment was levied prior to the Closing Date. Purchaser shall pay the full amount of any bonds or assessments incurred after the Closing Date that are not subject to the immediately preceding sentence. Purchaser shall notify Seller in writing promptly after such information is available to Purchaser in the event Purchaser's credit described above is insufficient to pay Seller's share of the actual general real estate or personal taxes for the calendar year in which Closing occurs, and Seller shall promptly pay such deficiency to Purchaser together with, if payment is not made within thirty (30) days after delivery of such notification, interest thereon at the lesser of two percent (2%) over the "prime rate" (as announced from time to time in the Wall Street Journal) per annum or the maximum rate allowed by law, from the date Purchaser notified Seller of the deficiency. In the event Purchaser's credit described above is in excess of Seller's share of the actual general real estate or personal property taxes for the calendar year in which Closing occurs, Purchaser shall promptly pay such excess to Seller together with, if payment is
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not made within thirty (30) days after the delivery of such notification, interest thereon at the lesser of two percent (2%) over the "prime rate" (as announced from time to time in the Wall Street Journal) per annum or the maximum rate allowed by law, from the date Purchaser notified Seller of the excess.

12.1.2.	Utility and fuel charges, including, without limitation, charges for water, electricity, gas, gasoline, steam, oil and telephones used in connection with the heating, cooling, lighting, maintenance and operation of the Premises and any personal property included therein or used in connection therewith shall be prorated as of the Closing Date. Seller shall obtain readings of all utility meters no earlier than 30 days prior to Closing Date.

12.1.3.	Annual fees for those permits and licenses disclosed in Exhibit J shall be prorated as of the Closing Date.

12.2.	The interest on the IDA Loan shall be prorated as of the Closing Date.

12.2.1.	All other reasonable expenses normal to the operation and maintenance of the Premises which require payments either in advance or in arrears for periods which begin prior to the Closing Date or end thereafter shall be apportioned between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing Date.

12.3.	Seller shall prepare or cause to be prepared statements in reasonable detail showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation of the Prorations and Adjustments, such statements to be delivered three (3) business days prior to the Closing and adjusted as necessary at the Closing. The parties shall mutually agree after review thereof by Purchaser that such closing statement accurately reflects the method of proration set forth in this Agreement.


13.	[RESERVED]

14.     [RESERVED]


15.	BROKER. Each of the parties hereto represents and warrants that no broker commission, finder fee or advisory fee is due and payable in connection with this transaction by reason of any act of the representing party. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.


16.	REPRESENTATIONS AND WARRANTIES.

16.1 Seller's Representations and Warranties. Seller hereby represents and warrants to Purchaser, as follows:

16.1.1	This Agreement is in all respects a valid and legally binding obligation, enforceable in accordance with its respective terms;

16.1.2.	Seller is a New York corporation, duly organized and validly existing under the laws of the State of New York. Seller has the power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated herein. The execution and delivery hereof and the performance by Seller of its obligations hereunder will not violate or constitute an event of default under any material term or material provision of any agreement, document, instrument, judgment, order or decree to which Seller is a party or by which Seller is bound. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller;

16.1.3.	Seller has caused all actions required to be taken by or on behalf of
Seller to authorize Seller to make, deliver and carry out the terms of this Agreement. No consent to the execution, delivery and performance of this Agreement by Seller is required from any partner, board of directors, shareholder, creditor, investor, judicial or administrative body, government authority (excluding any governmental authority solely applicable to Purchaser) or other person or entity, other than any such consent which already has been unconditionally given. This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limited the rights of contracting parties generally;

16.1.4	The execution and delivery of this Agreement by the Seller does not, and the performance and observance by the Seller of its obligations thereunder will not, contravene or result in a breach of (i) the Seller's corporate charter or by-laws, (ii) any governmental requirements, or (iii) any decree or judgment binding on the Seller, or (iv) any agreement or instrument binding on the Seller or any of its properties, nor will the same result in the creation of any lien or security interest under any such agreement or instrument;

16.1.5	There are no legal actions, suits, or other legal or administrative proceedings, including condemnation cases, pending or, to the best of Seller's knowledge, threatened against or affecting the Premises and Seller, or affecting the validity or enforceability of this Agreement or which will affect the Seller's ability to carry-out its obligations under this Agreement, at law or in equity or before or by any government authority, other than the Albany-Shaker Road extension project. Seller is not aware of any facts presently existing or which, with the passage of time or the giving of notice, or both, which might result in any such action, suit or other proceeding, except as disclosed to Purchaser;

16.1.6	That there exist no violations of law or municipal ordinances affecting
Building One. Notwithstanding the foregoing, Seller covenants to cure any and all such violations affecting Building One prior to the Closing Date;

16.1.7	The utility services necessary and sufficient for the operation of
Building One for its current use are presently available to the Premises through dedicated public rights of way or through perpetual private easements, including but not limited to water supply, storm and sanitary sewer, gas, electric and telephone facilities and drainage;

16.1.8.	That neither Building One nor any portion thereof is now damaged or injured as a result of any fire, explosion, flood or other casualty or has been the subject of any taking, and to the knowledge of the Seller, no taking is pending or contemplated;

16.1.9.	That all federal, state and other tax returns of the Seller required by law to be filed have been filed, that all federal, state and other taxes, assessments and other governmental charges upon the Seller or their properties that are due have been paid, or are being challenged through appropriate means, and that the Seller has set aside on their books, provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods for which such returns have been filed;

16.1.10. (a) To Seller's knowledge, there are no service contracts, landscaping contracts, maintenance agreements or other contracts for the provision of labor, services, materials or supplies to or for the benefit of the Premises which will affect or be obligations of Purchaser or of the Premises or any portion thereof following the Closing Date, other than those listed on Exhibit H, (the "Service Contracts"), to Seller's knowledge, true and complete copies of which have been provided to Purchaser; (b) to Seller's knowledge, except as shown on the copies of the Service Contracts heretofore delivered there are no amendments to said Service Contracts; and (c) to Seller's knowledge, no material uncured default exists under any Service Contract;

16.1.11. Except as set forth on Exhibit I hereto, to Seller's knowledge, Seller has not received any written notice from any Governmental Authority that Building One is in violation of any law, regulation, ordinance, order or other requirements materially affecting the Premises or any portion thereof, which notice remains uncured;

16.1.12. To Seller's knowledge, Seller has not received any written notice that the Premises or any portion thereof is or will be imminently subject to or affected by any condemnation, eminent domain or similar proceedings;

16.1.13. Building One is free and clear of any and all mechanics and other liens. All contractors, subcontractors, laborers and materialmen performing work upon or furnishing labor or materials to improve or benefit Building One at Seller's request have been or will be paid in full by the Seller. Accordingly, Seller agrees to indemnify and hold Purchaser harmless from any claims, liabilities, damages or expenses that Purchaser, or its successors and assigns, may incur by reason of any mechanic's, materialmen's, or similar liens being lodged against Building One for work performed or materials furnished by or at the request of Seller prior to the Closing Date. Seller will execute the necessary affidavits and indemnities required by the title insurance company to eliminate from the title policy or abstract of title any exception for unfiled mechanic's liens;

16.1.14. To the best of Seller's knowledge, Building One is free from latent defects;

16.1.15.   The occupancy of Building One is within the current zoning;

16.1.16. The Premises are, as of the Closing Date, free of all encumbrances, except the Permitted Exceptions;

16.1.17. All oil burners and other fuel-burning devices in Building One comply with all applicable federal, state, and municipal governmental or quasi-governmental bodies having jurisdiction as well as any applicable insurance or fire underwriter requirements. Where required, all heating devices have been properly upgraded to comply with all pollution control laws, orders, rules and regulations, and certificates of operation current as of the Closing Date will be delivered to Purchaser;

16.1.18. There are no tenancies affecting the Premises other than those occupancies identified in the Permitted Exceptions;

16.1.19. The Premises consist of two (2) parcels and there is sufficient parking with respect to Building One to meet all applicable zoning or other codes;

16.1.20. Purchaser shall have for itself, its successors and assigns, unrestricted access by foot or by any vehicle to and from the Premises, to and from any all unrestricted access streets, highways, alleys and ways bordering the Premises;

16.1.21. To Seller's knowledge, there are no options or rights of first refusal affecting the Premises or Seller's rights to complete the transactions contemplated by this Agreement;

16.1.22. Seller has not received any written notice from any insurance company requiring or recommending that Seller make any repairs or perform any work on or at the Land or Building One, which has not been completed;

16.1.23. To Seller's knowledge, annexed hereto as Exhibit J is a true, accurate and complete copy of the Certificate of Occupancy in Seller's possession for Building One;

16.1.24. To Seller's knowledge, annexed hereto as Exhibit K is a true, accurate and complete schedule of the permits and licenses (collectively, "Permits") in Seller's possession for Building One. To Seller's knowledge, Seller has received no notice of revocation, which revocation has not been cured or rescinded, from any issuer of a Permit, and, Seller has no knowledge of any facts which would lead Seller to believe that said permits will not be re-issued in the ordinary course;

16.1.25. That the rights of way for all roads necessary for the full utilization of Building One for its current use has either been acquired by the Seller, the appropriate governmental authority or have been dedicated for public use and accepted by such governmental authority to assure the complete construction and installation thereof prior to the date upon which access to Building One via such roads shall be necessary. All curb cuts, driveway permits and traffic signals necessary for access to Building One are existing or have been fully approved by the appropriate government authority;

16.1.26. The Premises have not been acquired with any proceeds from a transaction or activity that would cause the Premises to be subject to forfeiture, and the Seller does not know of any act or omission by any prior owner, that would cause the Premises to be subject to forfeiture pursuant to any law, rule or regulation.

16.2.	Purchaser hereby represents and warrants to Seller as follows:

16.2.1.	Purchaser is a Limited Liability Company, duly organized, validly existing and in good standing under the laws of the State of Delaware; Purchaser has the power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein; neither the execution and delivery hereof by Purchaser nor the performance by Purchaser of Purchaser's obligations hereunder will violate or constitute an event of default under any material terms or material provision of any decree to which Purchaser is a party or by which Purchaser is bound. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser;

16.2.2.	All action required to be taken by or on behalf of Purchaser to authorize Purchaser to execute and deliver this Agreement have been duly taken and all action required to be taken by or on behalf of Purchaser to authorize Purchaser to carry out the terms of this Agreement and the transactions contemplated hereby; including assumption of the Installment Sale Agreement and the IDA Loan represented thereby, pursuant to the terms of the Key Term Sheet, will be taken not later than July 6, 1999, subject to extension at the option of the Purchaser, which extension shall not exceed two (2) weeks. No consent to the execution, delivery and performance of this Agreement by Purchaser is required from any partner, member, board of directors, shareholder, creditor, investor, judicial or administrative body, Governmental Authority or other Person, other than any such consents which already have been unconditionally given. This Agreement is a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

16.2.3.	This Agreement is in all respects a valid and legally binding obligation, enforceable in accordance with its respective terms;

16.2.4.	The execution and delivery of this Agreement by the Purchaser does not, and the performance and observance by the Purchaser of its obligations thereunder will not, contravene or result in a breach of (i) the Purchaser's certificate of formation or operating agreement; (ii) any governmental requirements, or (iii) any decree or judgment binding on the Purchaser. The execution and delivery hereof and the performance by Purchaser of its obligations hereunder will not violate or constitute an event of default under any material term or material provision of any agreement, document, instrument, judgment, order or decree to which Purchaser is a party or by which Purchaser is bound. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser;

16.2.5.	There are no legal actions, suits, or other legal or administrative proceedings, pending or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser, or affecting the validity or enforceability of the Agreement or which will affect the Purchaser's ability to carry-out its obligations under this Agreement, at law or in equity or before or by any government authority. Purchaser is not aware of any facts presently existing or which, with the passage of time or the giving of notice, or both, that might result in any such action, suit or other proceeding, except as disclosed to Purchaser.

16.3 On the Closing Date, Seller shall tender possession of the Premises to Purchaser in accordance with this Agreement.

16.4. Seller covenants and agrees that from and after the date of this Agreement until the Closing Date or earlier termination of this Agreement:

16.4.1	Seller will not, without the prior written consent of Purchaser, enter into any new employment, management, service, maintenance or union agreements relating to the Premises or renew or extend any contracts, unless such new agreements and such contracts, as renewed or extended, will be cancelable by Purchaser on not more than thirty (30) days prior notice without any costs for such cancellation;

16.4.2.	No alterations to the physical condition of the Premises will be made without the prior written consent of Purchaser, except for (a) work required (if any) to be performed by Seller at the request of Purchaser, and (b) restoration work in connection with a casualty;

16.4.3.	All necessary diligence will be used to keep in full force and effect
(or to renew, when necessary) all Permits, except Permits in the control or the responsibility of the Purchaser;

16.4.4.	Seller shall promptly notify Purchaser of any written notices received by Seller from any governmental authority regarding the violation of any law relating to Building One.

17.	INDEMNIFICATION, SUBROGATION

17.1(a)	The Seller shall at all times prior to the Closing Date protect and hold the Purchaser and any director, member, officer, employee, servant or agent thereof and persons under the Purchaser's control or supervision (collectively, the "Purchaser's Indemnified Parties" and each a "Purchaser Indemnified Party") harmless of, from and against any and all claims (whether in tort, contract or otherwise), demands, expenses and liabilities for losses, damage, injury and liability of every kind and nature and however caused, and taxes (of any kind and by whomsoever imposed), resulting from, arising out of or in any way related to the breach by Seller of its representations and warranties set forth in this Agreement, other than, with respect to each Purchaser Indemnified Party, losses arising from the gross negligence or willful misconduct of such Purchaser Indemnified Party. The Purchaser's Indemnified Parties, jointly or severally, shall not be liable for any damage or injury to the person or property of the Seller or its respective directors, officers, partners, employees, agents or servants or persons under the control or supervision of the Seller or any other Person who may be about the Premises, due to any breach by Seller of its representations and warranties set forth herein, other than, with respect to any Purchaser Indemnified Party, the gross negligence or willful misconduct of such Purchaser Indemnified Party. Each Purchaser Indemnified Party, as the case may be, shall promptly notify the Seller in writing of any claim or action brought against such Purchaser Indemnified Party in which indemnity may be sought against the Purchaser pursuant to this Section; such notice shall be given in sufficient time to allow the Purchaser to defend or participate in such claim or action, but the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of the Seller under this Section.

(b) The indemnification and protections set forth in this Section shall be extended to the Purchaser and its members, directors, officers, employees, agents and servants and persons under the Purchaser's control or supervision.

17.2(a)	The Purchaser shall at all times prior to the Closing Date protect and hold the Seller and any director, member, officer, employee, servant or agent thereof and persons under the Seller's control or supervision (collectively, the "Seller's Indemnified Parties" and each a "Seller Indemnified Party") harmless of, from and against any and all claims (whether in tort, contract or otherwise), demands, expenses and liabilities for losses, damage, injury and liability of every kind and nature and however caused, and taxes (of any kind and by whomsoever imposed), resulting from, arising out of or in any way related to the breach by Purchaser of its representations and warranties set forth in this Agreement, other than, with respect to each Seller Indemnified Party, losses arising from the gross negligence or willful misconduct of such Seller Indemnified Party. The Seller's Indemnified Parties, jointly or severally, shall not be liable for any damage or injury to the person or property of the Purchaser or its respective directors, officers, partners, employees, agents or servants or persons under the control or supervision of the Purchaser or any other Person who may be about the Premises, due to any breach by Purchaser of its representations and warranties set forth herein, other than, with respect to any Seller Indemnified Party, the gross negligence or willful misconduct of such Seller Indemnified Party. Each Seller Indemnified Party, as the case may be, shall promptly notify the Purchaser in writing of any claim or action brought against such Seller Indemnified Party in which indemnity may be sought against the Seller pursuant to this Section; such notice shall be given in sufficient time to allow the Seller to defend or participate in such claim or action, but the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of the Purchaser under this Section.

(b)	The indemnification and protections set forth in this Section shall be extended to the Seller and its members, directors, officers, employees, agents and servants and persons under the Seller's control or supervision.

17.3	A waiver of subrogation shall be obtained by the Seller from its insurance carrier and, consequently, the Seller waives any and all right to claim or recover against Purchaser, its officers, employees, agents and representatives, for loss of or damage to the Seller, the Premises, the Seller's property or the property of others under the Seller's control from any cause insured against or required to be insured against by the provisions of this Agreement.

18.	TIME OF ESSENCE. Time is of the essence with respect to each and every covenant, agreement and obligation of the Seller under this Agreement, subject to Purchaser's right to extend the Closing Date to a date no later than July __, 1999 as specifically set forth in Paragraph 8 herein.

19.	NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission addressed as follows:

TO SELLER:		Mechanical Technology Incorporated
			968 Albany-Shaker Road
			Latham, New York  12110
			Attention:  Cynthia Scheuer

TO PURCHASER:		Plug Power, L.L.C.
			968 Albany-Shaker Road
			Latham, New York  12210
			Attention:  Gary Mittleman

and one copy to:	Plunkett & Jaffe, P.C.
			111 Washington Avenue
			Albany, New York 12210
			Attention:  John S. Harris, Esq.
			(518) 462-1800
			(518) 462-4875 (FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day or if sent by overnight courier, or the same day as given if personally delivered or if sent by facsimile transmission and received by 5:00 p.m. Eastern Standard Time. Any such notice, demand or document may be given by each party's attorneys.

20.	EXECUTION OF AGREEMENT AND LEASE. Purchaser will execute two (2) copies of this Agreement, and forward them to Seller for execution. Seller will forward one (1) copy of the executed Agreement to Purchaser.


21.	GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of New York.


22.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.


23.	COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.


24.	CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.


25.	AMENDMENT. No provision of this Agreement or of any documents or instruments entered into, given or made pursuant to this Agreement may be amended, charged, waived, discharged, or terminated except by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.


26.	PARTIES. The covenants and agreements herein contained shall extend to and be obligatory upon the heirs, executors, administrators, successors and assigns of the respective parties hereto.

27.	NUMBER AND GENDER OF WORDS. Words of any gender used in this Agreement shall be held and construed to include any other gender , and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.


28.	THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective heirs, executors, administrators, successors and assigns, any rights or remedies under or by reason of this Agreement.

29.	FURTHER ASSURANCE. Each of Seller and Purchaser will, at any time and from time to time after the Closing Date, upon the request of the other, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transers, conveyance, and assurance as may reasonably be required to consummate the transactions described herein. The provisions of this Paragraph shall survive the Closing.


30.	EXHIBITS. All exhibits described in this Agreement and attached hereto are by this reference incorporated fully herein. The term "this Agreement" shall be considered to include all such exhibits.


31.	SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or buy it severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.


32.	INTERPRETATION. The parties agree that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.


33.	NO WAIVER. No failure of any party to exercise any power given such party hereunder to insist upon strict compliance by the other party with its obligations hereunder shall constitute a waiver of such party's right thereafter to demand strict compliance with the terms of this Agreement.


34. ATTORNEYS' FEES. In the event of a dispute in connection with this Agreement involving an action for damages in which the prevailing party recovers a final judgment, the prevailing party shall be entitled to reasonable attorneys' fees and all other expenses of litigation, up to an aggregate maximum amount of $100,000.00 for all actions for damages arising under this Agreement, and the attorneys' fees and all other expenses of litigation shall be included in and made part of any such judgment.


35. WAIVER OF JURY TRIAL. The Seller hereby waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement, or any instrument or document delivered in connection with the transaction, or the validity, protection, interpretation, collection or enforcement thereof, or the relationship between the Seller and Purchaser, or any other claim or dispute howsoever arising between the Seller and Purchaser.

        IN WITNESS WHEREOF, Seller and Purchaser respectively have signed this Agreement, and this Agreement is effective as of the date first written above.

                               MECHANICAL TECHNOLOGY INCORPORATED

                               By:

                               Name:  Cynthia A. Scheuer

                               Title: Vice President and Chief Financial Officer


                               PLUG POWER, L.L.C.

                               By:

                               Name:  Gary Mittleman

                               Title: President and Chief Executive Officer


STATE OF NEW YORK	)
                        ) ss.:
COUNTY OF ALBANY	)

        On this 23rd day of June in the year 1999 before me, the undersigned, a Notary Public in and for said State, personally appeared CYNTHIA
A. SCHEUER, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/ their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.


                                                ______________________________
                                                          NOTARY PUBLIC



STATE OF NEW YORK	)
                        ) ss.:
COUNTY OF ALBANY	)

        On this 23rd day of June in the year 1999 before me, the undersigned, a Notary Public in and for said State, personally appeared GARY MITTLEMAN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.


                                                ______________________________
                                                        NOTARY PUBLIC